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                                                             Exhibit 28(d)(1)(b)

July 30, 2010

Lincoln Investment Advisors Corporation
1300 South Clinton Street
Fort Wayne, Indiana 46802

RE:  Advisory Fee Waiver Agreement - LVIP SSgA Fund of Funds

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the [Fund] (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the portfolio management of the Fund.

     1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of April 30, 2007 ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.
                          ----------

     2. Term and Termination. This Agreement shall become effective on July 30, 2010 and shall continue for an initial term ending April 30, 2012. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement at least 10 days prior to the end of the then current term.

     3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.


                                                         LVIP SSgA Fund of Funds
                                          (excl. LVIP SSgA Global Tactical Fund)

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Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

Very truly yours,

LVIP SSGA CONSERVATIVE INDEX ALLOCATION FUND,
LVIP SSGA MODERATE INDEX ALLOCATION FUND,
LVIP SSGA MODERATELY AGGRESSIVE INDEX ALLOCATION FUND,
LVIP SSGA CONSERVATIVE STRUCTURED ALLOCATION FUND,
LVIP SSGA MODERATE STRUCTURED ALLOCATION FUND, AND
LVIP SSGA MODERATELY AGGRESSIVE STRUCTURED ALLOCATION FUND,
EACH A SERIES OF LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

/s/  William P. Flory, Jr.
--------------------------------------------
Name: William P. Flory, Jr.
Title: Second Vice President and Chief Accounting Officer


Agreed to:


LINCOLN INVESTMENT ADVISORS CORPORATION


/s/  Kevin J. Adamson
--------------------------------------------
Name: Kevin J. Adamson
Title: Second Vice President


                                                         LVIP SSgA Fund of Funds

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                                   SCHEDULE A
                                   ----------

         AVG. DAILY NET ASSETS OF THE FUND                   WAIVER AMOUNT*
----------------------------------------------------------   -------------
LVIP SSgA Conservative Index Allocation Fund                      0.10%
LVIP SSgA Moderate Index Allocation Fund                          0.10%
LVIP SSgA Moderately Aggressive Index Allocation Fund             0.10%
LVIP SSgA Conservative Structured Allocation Fund                 0.10%
LVIP SSgA Moderate Structured Allocation Fund                     0.10%
LVIP SSgA Moderately Aggressive Structured Allocation Fund        0.10%

* These amounts are stated on an annual basis.


                                                         LVIP SSgA Fund of Funds